Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

Vista Outdoor Reports Fourth Quarter and Fiscal Year 2023 Financial Results

•FY23 Sales of $3.1 Billion. FY23 Q4 Sales of $741 Million; Outdoor Products Sales of $327 Million and Sporting Products Sales of $413 Million
•FY23 Net Income and Adj. EBITDA of $(10) Million and $622 Million; FY23 Net Income Included a Non-Cash Impairment of Goodwill and Tradenames of $374 Million in Q4
•FY23 Cash Flow from Operating Activity of $486 Million; Record FY23 Adj. Free Cash Flow of $493 Million
•Net Debt Leverage Ratio Improves to 1.6x, Within Target Leverage Ratio of 1-2x; Debt Paydown Remains Priority
•Expect FY24 Sales of $2.85 Billion to $2.95 Billion, Expect EBITDA Margin in the Range of 17.75% to 18.75%

ANOKA, Minnesota, May 3, 2023 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today reported operating results for the fourth quarter and Fiscal Year 2023 (FY23), which ended on March 31, 2023.

“Our business faced a number of headwinds in our fiscal year 2023 that were met head on by our team with decisive actions to deliver a solid performance and maintain a healthy balance sheet,” said Gary McArthur, interim CEO, Vista Outdoor. “As part of our annual goodwill/tradename impairment test it was determined that an impairment had occurred. This was the result of the worsening economic environment with increasing inflation, decreasing consumer demand and an increasing federal funds rate that resulted in reduced forecasts and higher discount rates. Long-term, we remain bullish on the outdoor recreation and shooting sports markets. Participation remains above pre-pandemic levels, a trend we see continuing, and our broad and diverse positioning in the marketplace will enable us to capitalize on tailwinds across our categories.

"Our Sporting Products segment had another strong year of sales and profitability as the market continues to normalize and experience lower sales volumes in certain calibers. Our culture of innovation has powered this business forward and combined with product mix improvements, we have successfully offset higher input costs. We expect the market to continue to normalize in fiscal year 2024 and remain confident in our ability to achieve mid-20s percentage point EBITDA margins long-term, well above pre-pandemic levels.

"Our Outdoor Products segment is navigating market-wide uncertainty and retail inventory challenges. We’ve taken tactical and strategic actions to ensure success long-term and, combined with our earnings improvement program, we are positioning the segment favorably against near-term headwinds the outdoor industry is experiencing. We are beginning to see improvement in retail inventory levels from quarter to quarter, and we expect to see a return to organic growth in the back half of fiscal year 2024 once POS and sell-in become more closely aligned.

"We remain on track to complete the previously announced separation in calendar year 2023. Key to completing the spin this calendar year will be establishing the Outdoor Products senior leadership team, a more stable macro-economic environment and improving Outdoor Product’s financial performance. I am proud of our teams across the portfolio whose hard work, passion and dedication have built strong businesses that are well-positioned for continued success as independent companies,” concluded McArthur.

For the three months ended March 31, 2023 versus the three months ended March 31, 2022:

•Sales were $741 million, down 8 percent. Organic sales were $654 million, down 19 percent, driven by a decrease in Sporting Products volume and Outdoor Products organic business volume, partially offset by pricing.

•Gross profit decreased to $236 million, down 18 percent, primarily due to volume declines, unfavorable mix, and increased freight costs, partially offset by volume from acquired businesses and improved pricing in both segments.

•Operating expenses were $528 million, up 293 percent, driven primarily by a non-cash impairment of goodwill and indefinite lived tradenames and increased selling and marketing expense related to the acquired businesses.

•Operating income (loss) decreased to $(292) million, compared with $153 million in the prior year quarter. Operating income (loss) margin decreased to (39.5) percent. Adjusted operating income (loss) was $95 million, down 41 percent. Adjusted operating income (loss) margin decreased 704 basis points to 12.8 percent.

•Net income (loss) decreased to $(294) million. Net income (loss) margin was (39.7) percent

•Adjusted EBITDA decreased 34 percent to $120 million. Adjusted EBITDA margin decreased 618 basis points to 16.2 percent.

•Diluted earnings per share (EPS) decreased to $(5.18), compared with $1.93 in the prior year quarter. Adjusted EPS decreased to $1.08, compared with $2.04 in the prior year quarter, primarily driven by lower sales and gross margin contraction.

•Cash flow provided by operating activities was $179 million, compared to $99 million in the prior year fiscal quarter. Adjusted free cash flow generation was $178 million.

For the three months ended March 31, 2023 segment results versus the three months ended March 31, 2022:

Sporting Products

•Sales decreased to $413 million, down 10.9 percent, due to the termination of the Lake City contract at the beginning of the third fiscal quarter and a decrease in volume, partially offset by improved pricing.

•Gross profit decreased to $152 million, down 16.7 percent driven by lower volume, unfavorable mix, and increased commodity and freight costs, partially offset by improved pricing.

•Operating income (loss) decreased 17 percent to $125 million due to lower gross profit, partially offset by lower selling, general and administrative expense. Operating income (loss) margin was 30.2 percent.

•Adjusted EBITDA decreased 17 percent to $131 million. Adjusted EBITDA margin decreased 220 basis points to 31.6 percent.

Outdoor Products

•Sales decreased 5 percent to $327 million, Organic sales were $241 million, down 30 percent, driven by a decrease in volume due to high levels of channel inventory and softening replenishment.

•Gross profit decreased to $85 million, down 19.3 percent driven primarily by volume declines and unfavorable mix, partially offset by improved pricing.

•Operating income (loss) decreased to $(9) million driven by lower organic volume and unfavorable mix as well as higher selling and marketing expenses from acquired businesses. Operating income (loss) margin was (2.6) percent.

•Adjusted EBITDA decreased 81 percent to $9 million. Adjusted EBITDA margin decreased 1,138 basis points to 2.9 percent.

For the twelve months ended March 31, 2023 versus the twelve months ended March 31, 2022:

•Sales increased 1 percent to $3.1 billion. Organic sales were $2.7 billion, down 10 percent, driven by reduced purchasing across nearly all channels.

•Gross profit decreased 7 percent to $1 billion due to lower organic business volume and increased product and freight costs, partially offset by improved pricing and volume from acquired businesses.

•Operating expenses increased 99 percent driven primarily by a non-cash impairment of goodwill and indefinite lived tradenames and increased selling, general and administrative costs related to the acquired businesses.

•Operating income (loss) declined 83 percent to $108 million and operating income (loss) margin decreased 1,772 basis points to 3.5 percent. Adjusted operating income (loss) was $530 million, down 21 percent. Adjusted operating income (loss) margin decreased 470 basis points to 17.2 percent.

•Net income (loss) decreased to $(10) million. Net income (loss) margin was (0.3) percent

•Adjusted EBITDA declined 16 percent to $622 million. Adjusted EBITDA margin decreased 409 basis points to 20.2 percent.

•Diluted EPS decreased to $(0.17), compared with $8.00 in the prior fiscal year. Adjusted EPS declined to $6.40, or down 23 percent, compared with $8.29 in the prior fiscal year.

•Cash flow provided by operating activities was $486 million, compared to $318 million in the prior fiscal year. Adjusted free cash flow generation was $493 million.

For the twelve months ended March 31, 2023 segment results versus the twelve months ended March 31, 2022:

Sporting Products

•Sales increased 1 percent to $1.8 billion, driven by improved pricing in all categories and higher volume in primer and rimfire, partially offset by termination of the Lake City contract at the beginning of the third fiscal quarter and volume declines in pistol.

•Gross profit declined 8 percent to $654 million driven primarily by increased commodity and freight costs and lower volume. These increases were partially offset by improved pricing.

•Operating income (loss) decreased 8 percent to $552 million, due to a decrease in gross profit, partially offset by decreased incentive compensation and marketing. Operating income (loss) margin was 31.4 percent.

•Adjusted EBITDA decreased 8 percent to $577 million. Adjusted EBITDA margin decreased 318 basis points to 32.8 percent.

Outdoor Products

•Sales rose 1 percent to $1.3 billion. Organic sales were $990 million, down 24 percent, driven by reduced purchasing across nearly all channels with the exception of direct-to-consumer.

•Gross profit decreased 3 percent to $387 million due largely to organic business volume declines and increased product and freight costs. These declines were partially offset by volume from acquired businesses and price.

•Operating income (loss) declined 62 percent to $62 million primarily caused by decreased gross profit in the organic businesses, as well as increased selling, general and administrative costs related to the acquired businesses. Operating income (loss) margin was 4.7 percent.

•Adjusted EBITDA decreased 39 percent to $125 million. Adjusted EBITDA margin decreased 633 basis points to 9.5 percent.

The Company will provide additional information in its Form 10-K, which will be filed this month.

Fiscal Year 2024 Outlook

“We demonstrated our dedication to financial discipline in the fiscal fourth quarter and throughout fiscal year 2023,” said Andy Keegan, Vice President and Interim Chief Financial Officer of Vista Outdoor. “For the full year, companywide revenue reached $3.1 billion despite economic headwinds pressuring our businesses. We generated $179 million of cash flow from operations and $178 million of adjusted free cash flow during the fourth quarter, bringing our full-year cash flow from operations to $486 million and total adjusted free cash flow to a robust $493 million. Our net debt leverage ratio finished the year at 1.6x, within our target range of 1-2x. We will continue to prioritize debt paydown as our primary use of capital leading up to our planned separation, which is on track to occur later in calendar year 2023. Our fiscal year 2024 guidance reflects our expectation that Sporting Products sales and profitability will continue to normalize and that we will continue to experience pressures in Outdoor Products in the first half of fiscal year 2024 due to current macroeconomic headwinds and elevated retailer inventory levels. We expect our Outdoor Products segment to return to growth in the back half of the year as these trends ease.”

Vista Outdoor Establishes Fiscal Year 2024 Financial Guidance

The company expects:
•Sales in the range of $2.85 billion to $2.95 billion
–Sporting Products Sales expected to be approximately $1.475 billion to $1.525 billion
–Outdoor Products Sales expected to be approximately $1.375 billion to $1.425 billion
•EBITDA Margin range of 17.75 percent to 18.75 percent
–Sporting Products EBITDA Margin range of 26.75 percent to 27.75 percent
–Outdoor Products EBITDA Margin range of 12.00 percent to 13.00 percent
•Earnings Per Share (EPS) in the range of $4.50 to $5.00
•Free Cash Flow in the range of $290 million to $340 million
•Effective tax rate of approximately 23.5 percent
•Interest expense in the range of $65 million to $75 million
•Capital expenditures as a percent of sales of approximately 1.5 percent

Please see the tables in the press release for a reconciliation of non-GAAP measures; organic sales, adjusted income (loss) from operations, adjusted taxes, adjusted net income, adjusted earnings per share, adjusted free cash flow, adjusted EBITDA, and adjusted EBITDA margins to the comparable GAAP measures.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its business operations, Fourth Quarter and Fiscal Year 2023 financial results, and provide an update on its business outlook on May 4, 2023, at 9 a.m. ET. The conference call will be accessible through a live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until June 3, 2023. The telephone number is (866) 813-9403 and the access code is 808178.

Reconciliation of Non-GAAP and Supplemental Financial Measures
In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted gross profit, adjusted operating expenses, adjusted operating income (loss), adjusted other income (expense), net, adjusted interest, adjusted taxes, adjusted net income, and adjusted diluted earnings (loss) per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, operating income (loss), other income (expense), net, interest, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for inventory step-up, transaction and transition costs, executive transition costs, planned separation costs, intangibles impairment, restructuring, post-acquisition compensation, contingent consideration, and debt acquisition costs. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, income (loss) from operations, other income (expense), net, interest, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended March 31, 2023
(in thousands except per share amounts)	Gross profit	Operating expenses	Operating (loss) income		Other income, net	Interest Expense	Taxes	Net income	EPS (1)
As reported	$235,747	$528,170	$(292,423)		$744	$(20,120)	$17,464	$(294,335)	$(5.18)
Inventory step-up	1,449	—	1,449		—	—	(362)	1,087
Transaction costs	—	(60)	60		—	—	(16)	44
Transition costs	—	(3,553)	3,553		—	—	(888)	2,665
Executive transition costs	—	(5,631)	5,631		—	—	(706)	4,925
Planned separation costs	—	(4,448)	4,448		—	—	(1,112)	3,336
Intangibles impairment	—	(374,355)	374,355		—	—	(25,896)	348,459
Restructuring	—	(13,111)	13,111		—	—	(3,278)	9,833
Post-acquisition compensation	—	4,268	(4,268)		—	—	1,282	(2,986)
Contingent consideration	—	11,105	(11,105)		—	—	981	(10,124)
As adjusted	$237,196	$142,385	$94,811		$744	$(20,120)	$(12,531)	$62,904	$1.08

(1) Potential common stock equivalents were excluded from the computation of as reported net loss per share attributable to common stockholders, as their effect was antidilutive. As reported net loss per share is calculated based on 56,776 basic and diluted weighted average shares of common stock. Adjusted net income per share is calculated based on 58,342 diluted shares of common stock.

Three months ended March 31, 2022
(in thousands except per share amounts)	Gross profit	Operating expenses	Operating income		Other income, net	Interest Expense	Taxes	Net Income	EPS (1)
As reported	$287,414	$134,534	$152,880		$—	$(6,962)	$(33,094)	$112,824	$1.93
Inventory step-up	744	—	744		—	—	(186)	558
Transaction costs	—	(1,776)	1,776		—	—	(285)	1,491
Transition costs	—	(608)	608		—	—	(152)	456
Post-acquisition compensation	—	(4,415)	4,415		—	—	(665)	3,750
As adjusted	$288,158	$127,735	$160,423	$—	$—	$(6,962)	$(34,382)	$119,079	$2.04

(1) As reported net income per share is calculated based on 58,387 diluted weighted average shares of common stock. Adjusted net income per share is calculated based on 58,387.

Fiscal year ended March 31, 2023
(in thousands except per share amounts)	Gross profit	Operating expenses	Operating income	Other income, net	Interest expense	Taxes	Net income	EPS (1)
As reported	$1,030,897	$923,042	$107,855	$2,124	$(59,317)	$(60,380)	$(9,718)	$(0.17)
Inventory step-up	9,528	—	9,528	—	—	(2,382)	7,146
Transaction costs	—	(8,105)	8,105	—	—	(1,496)	6,609
Transition costs	—	(5,057)	5,057	—	—	(1,264)	3,793
Executive transition costs	—	(5,631)	5,631	—	—	(706)	4,925
Planned separation costs	—	(26,681)	26,681	—	—	(6,671)	20,010
Debt issuance costs	—	—	—	—	785	(196)	589
Intangibles impairment	—	(374,355)	374,355	—	—	(25,896)	348,459
Restructuring	—	(13,111)	13,111	—	—	(3,278)	9,833
Post-acquisition compensation	—	(6,863)	6,863	—	—	(351)	6,512
Contingent consideration	—	27,508	(27,508)	—	—	1,004	(26,504)
As adjusted	$1,040,425	$510,747	$529,678	$2,124	$(58,532)	$(101,616)	$371,654	$6.40

(1) Potential common stock equivalents were excluded from the computation of as reported net loss per share attributable to common stockholders, as their effect was antidilutive. As reported net loss per share is calculated based on 56,600 basic and diluted weighted average shares of common stock. As adjusted net income per share is calculated based on 58,104 diluted shares of common stock.

Fiscal year ended March 31, 2022
(in thousands except per share amounts)	Gross profit	Operating expenses	Operating income	Other income, net	Interest expense	Taxes	Net income	EPS (1)
As reported	$1,109,232	$463,010	$646,222	$—	$(25,264)	$(147,732)	$473,226	$8.00
Inventory step-up expense	2,375	—	2,375	—	—	(594)	1,781
Transaction cost	—	(6,816)	6,816	—	—	(1,417)	5,399
Contingent consideration	—	(956)	956	—	—	(55)	901
Transition costs	—	(1,390)	1,390	—	—	(348)	1,042
Post-acquisition compensation	—	(8,987)	8,987	—	—	(1,049)	7,938
As adjusted	$1,111,607	$444,861	$666,746	$—	$(25,264)	$(151,195)	$490,287	$8.29

(1) GAAP net income per share is calculated based on 59,137 diluted weighted average shares of common stock. As adjusted net income per share is calculated based on 59,137diluted shares of common stock.

The adjustments to "as reported" net income are items that are excluded from reported GAAP results to arrive at the "as adjusted" net income.

During the three months and year ended March 31, 2023, we incurred costs that we feel are not indicative of ongoing operations as follows:

•inventory step-up costs associated with our acquisitions of Fox and Simms, expensed over their inventory cycles;
•transaction costs associated with possible and actual transactions, including advisor and legal fees and other costs;
•transition costs for prior acquisitions to integrate into the Company such as retention, professional fees and travel costs;
•executive transition costs for severance, executive search fees and related costs for the transition of our CEO and General Counsel executives, who departed the company during our fourth quarter;
•costs associated with the planned separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly traded companies, including restructuring, severance, retention, advisory and legal fees;
•impairment expense on goodwill and tradenames;
•restructuring costs related to an over $50 million cost reduction and earnings improvement program, announced during our fourth fiscal quarter of 2023, which includes severance and asset impairments related to product line reassessments, office closures, and headcount reductions across our brands and corporate teams;
•non-cash income (expense) related to the change in estimate of our post-acquisition compensation liabilities, in connection with the Foresight, Stone Glacier, and QuietKat acquisitions;
•non-cash income for the change in the estimated fair value of the contingent consideration payable related to our HEVI-Shot, QuietKat, Stone Glacier, Fiber Energy, and Fox acquisitions;
•costs incurred to write off unamortized debt issuance costs related to our 2021 ABL Revolving Credit Facility refinance.

During the three months ended March 31, 2023, our reported tax (expense) benefit of $17,464 results in a tax rate of 5.6 percent and our adjusted tax (expense) benefit of $(12,531) results in an adjusted tax rate of 16.6 percent.

During the full year ended March 31, 2023, our reported tax (expense) benefit of $(60,380) results in a tax rate of 119.2 percent and our adjusted tax (expense) benefit of $(101,616) results in an adjusted tax rate of 21.5 percent.

During the three months and years ended March 31, 2022, we incurred costs that we feel are not indicative of ongoing operations as follows:

•inventory step-up costs associated with our Stone Glacier, Foresight and HEVI-Shot acquisitions expensed over the first inventory cycle;
•transaction costs associated with possible and actual transactions, including advisory and legal fees and other costs;
•transition costs for prior acquisitions to integrate into the company such as retention, professional fees and travel costs;
•non-cash expense related to the change in the estimated fair value of the contingent consideration payable for our QuietKat and HEVI-Shot acquisitions;
•post-acquisition compensation expense related to employee retention payments in connection with the Stone Glacier, Foresight, QuietKat and Venor acquisitions.

During the three months ended March 31, 2022, our reported tax (expense) benefit of $(33,094) results in a tax rate of 22.7 percent and our adjusted tax (expense) benefit of $(34,382) results in an adjusted tax rate of 22.4 percent.

During the full year ended March 31, 2022, our reported tax (expense) benefit of (147,732) results in a tax rate of 23.8 percent and our adjusted tax (expense) benefit of $(151,195) results in an adjusted tax rate of 23.6 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. Vista Outdoor management believes that free cash flow provides investors with an important indication of the cash generated by our business for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow to assess overall liquidity.

Adjusted free cash flow is defined as free cash flow eliminating the cash impact of the following items that are adjusted in our presentation of reported income to adjusted net income: transaction costs, contingent consideration, transition costs, executive transition costs, planned separation costs, restructuring, and post-acquisition compensation. Vista Outdoor management believes that adjusted free cash flow enhances investors’ understanding of the liquidity of our ongoing operations. Adjusted free cash flow is also used by Vista Outdoor to assess employees’ performance and determine their annual incentive payments. Vista Outdoor’s definition of adjusted free cash flow may differ from those used by other companies. During the fourth quarter of fiscal year 2023, we modified our definition of adjusted free cash flow to no longer adjust for applicable tax amounts. All periods presented have been adjusted for this modification.

(in thousands)	Three months ended March 31, 2023	Year ended March 31, 2023	Year ended March 31, 2022	Projected year ending March 31, 2024
Cash provided by operating activities (as reported)	$178,669	$486,185	$318,311	$332,750 - 384,250
Capital expenditures	(13,653)	(38,810)	(42,782)	~(42,750 - 44,250)
Free cash flow	165,016	447,375	275,529	$290,000 - 340,000
Transaction costs	60	9,235	5,686	—
Contingent consideration	—	—	—	—
Transition costs	860	1,872	1,089	—
Executive transition costs	893	893	—	—
Planned separation costs	715	22,948	—	—
Restructuring	7,140	7,140	—	—
Post acquisition compensation	3,067	3,317	13,167	—
Adjusted free cash flow	$177,751	$492,780	$295,471	$290,000 - 340,000

Organic Sales Reconciliation
Organic sales is a non-GAAP measure of sales growth excluding the impacts of acquisitions from year-over-year comparisons. Sales are considered inorganic for the twelve months after acquisition. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.

(in thousands)	Three months ended March 31, 2023	Three months ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2022
Sporting Products	$413,311	$463,764	$1,757,932	$1,737,891
Outdoor Products	327,431	344,831	1,321,875	1,306,730
Sales, net	$740,742	$808,595	$3,079,807	$3,044,621
Less Sporting Products acquisitions	—	—	—	—
Less Outdoor Products acquisitions	(86,669)	—	(331,779)	—
Sporting Products organic sales, net	$413,311	$463,764	$1,757,932	$1,737,891
Outdoor Products organic sales, net	240,762	344,831	990,096	1,306,730
Organic sales, net	$654,073	$808,595	$2,748,028	$3,044,621
Adjusted EBITDA Margin
Adjusted EBITDA margin is defined as EBITDA (earnings before other income (expense), interest, taxes, depreciation and amortization), excluding the non-recurring and non-cash items referenced above, divided by net sales. Vista Outdoor management believes adjusted EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. Adjusted EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

EBITDA NON-GAAP RECONCILIATION AND SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

Segment Adjusted EBITDA

	Three months ended March 31, 2023			Fiscal year ended March 31, 2023
	Sporting Products	Outdoor Products	Total	Sporting Products	Outdoor Products	Total
Segment operating income (1)	$124,659	$(8,468)	$116,191	$552,232	$62,423	$614,655
Depreciation and amortization	6,136	17,881	24,017	25,087	62,829	87,916
Adjusted segment EBITDA	$130,795	$9,413	$140,208	$577,319	$125,252	$702,571
Adjusted segment EBITDA margin	31.6%	2.9%		32.8%	9.5%

	Three months ended March 31, 2022			Fiscal year ended March 31, 2022
	Sporting Products	Outdoor Products	Total	Sporting Products	Outdoor Products	Total
Segment operating income (1)	$150,520	$36,548	$187,068	$600,415	$164,494	$764,909
Depreciation and amortization	6,424	12,594	19,018	25,602	42,027	67,629
Adjusted segment EBITDA	$156,944	$49,142	$206,086	$626,017	$206,521	$832,538
Adjusted segment EBITDA margin	33.8%	14.3%		36.0%	15.8%

(1) We do not calculate GAAP net income at the segment level, but have provided segment operating income and operating income margin as a relevant measurement of profitability. Segment operating income does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to our consolidated net income in the segment income to consolidated net income reconciliation table included in this release.

Consolidated Adjusted EBITDA Reconciliation

	Three months ended March 31, 2023	Fiscal year ended March 31, 2023	Three months ended March 31, 2022	Fiscal year ended March 31, 2022
Net Income	$(294,335)	$(9,718)	$112,824	$473,226
Other income, net	(744)	(2,124)	—	—
Interest expense, net	20,120	59,317	6,962	25,264
Income tax (provision) benefit	(17,464)	60,380	33,094	147,732
Depreciation and amortization	24,998	92,089	20,330	72,340
EBITDA	$(267,425)	$199,944	$173,210	$718,562
Inventory step-up	1,449	9,528	744	2,375
Transaction costs	60	8,105	1,776	6,816
Transition costs	3,553	5,057	608	1,390
Executive transition costs	5,631	5,631	—	—
Planned separation costs	4,448	26,681	—	—
Intangibles impairment	374,355	374,355	—	—
Restructuring	13,111	13,111	—	—
Post-acquisition compensation	(4,268)	6,863	4,415	8,987
Contingent consideration	(11,105)	(27,508)	—	956
Adjusted EBITDA	$119,809	$621,767	$180,753	$739,086
Adjusted EBITDA margin	16.2%	20.2%	22.4%	24.3%

SEGMENT INCOME TO CONSOLIDATED NET INCOME RECONCILIATION
(In thousands)
(Unaudited)

	Three months ended March 31, 2023	Fiscal year ended March 31, 2023	Three months ended March 31, 2022	Fiscal year ended March 31, 2022
Segment income	$116,191	$614,655	$187,068	$764,909
Corporate costs and expenses (1)	(408,614)	(506,800)	(34,188)	(118,687)
Operating income	$(292,423)	$107,855	$152,880	$646,222
Other income, net	744	2,124	—	—
Interest expense, net	(20,120)	(59,317)	(6,962)	(25,264)
Income tax (provision) benefit	17,464	(60,380)	(33,094)	(147,732)
Net Income	$(294,335)	$(9,718)	$112,824	$473,226

(1) Includes corporate overhead and certain non-recurring items as described in the schedules to this release

EBITDA Margin Guidance

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our reporting segments, Outdoor Products and Sporting Products, provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. As Vista Outdoor announced in 2022, the company is separating its Outdoor Products and Sporting Products segments into two independent, publicly traded companies. For news and information, visit our website at www.vistaoutdoor.com.

Forward-Looking Statements

Some of the statements made and information contained in this Press Release, excluding historical information, are "forward-looking statements," including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words "believe," "expect," "anticipate," "intend," "aim," "should" and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the separation of our Outdoor Products and Sporting Products segments, including that the process of exploring the transaction and potentially completing the transaction could disrupt or adversely affect the consolidated or separate businesses, results of operations and financial condition, that the transaction may not achieve some or all of any anticipated benefits with respect to either business and that the transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers. You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2022 and in the filings we make with Securities and Exchange Commission (the "SEC") from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three months ended		Years ended
(Amounts in thousands except per share data)	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Sales, net	$740,742	$808,595	$3,079,807	$3,044,621
Cost of sales	504,995	521,181	2,048,910	1,935,389
Gross profit	235,747	287,414	1,030,897	1,109,232
Operating income expenses:
Research and development	12,776	8,951	44,209	28,737
Selling, general, and administrative	141,039	125,583	504,478	434,273
Impairment of goodwill and intangibles	374,355	—	374,355	—
Operating income (loss)	(292,423)	152,880	107,855	646,222
Other income, net	744	—	2,124	—
Interest expense, net	(20,120)	(6,962)	(59,317)	(25,264)
Income (loss) before income taxes	(311,799)	145,918	50,662	620,958
Income tax (provision) benefit	17,464	(33,094)	(60,380)	(147,732)
Net income (loss)	$(294,335)	$112,824	$(9,718)	$473,226
Earnings (loss) per common share:
Basic	$(5.18)	$2.01	$(0.17)	$8.27
Diluted	$(5.18)	$1.93	$(0.17)	$8.00

Weighted-average number of common shares outstanding:
Basic	56,776	56,195	56,600	57,190
Diluted	56,776	58,387	56,600	59,137

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

	March 31,
(Amounts in thousands except share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$86,208	$22,584
Net receivables	339,373	356,773
Net inventories	709,897	642,976
Income tax receivable	—	43,560
Other current assets	60,636	45,050
Total current assets	1,196,114	1,110,943
Net property, plant, and equipment	228,247	211,087
Operating lease assets	106,828	78,252
Goodwill	465,709	481,857
Net intangible assets	733,176	459,795
Deferred charges and other non-current assets	68,808	54,267
Total assets	$2,798,882	$2,396,201
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$65,000	$—
Accounts payable	136,556	146,697
Accrued compensation	60,719	79,171
Accrued income taxes	6,676	—
Federal excise, use, and other taxes	38,543	40,825
Other current liabilities	146,377	127,180
Total current liabilities	453,871	393,873
Long-term debt	984,658	666,114
Deferred income tax liabilities	40,749	29,304
Long-term operating lease liabilities	103,313	80,083
Accrued pension and postemployment benefits	25,114	22,634
Other long-term liabilities	59,384	79,794
Total liabilities	1,667,089	1,271,802
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—57,085,756 shares as of March 31, 2023 and 56,093,456 shares as of March 31, 2022	570	560
Additional paid-in-capital	1,711,155	1,730,927
Accumulated deficit	(230,528)	(220,810)
Accumulated other comprehensive loss	(80,802)	(76,679)
Common stock in treasury, at cost—6,878,683 shares held as of March 31, 2023 and 7,870,983 shares held as of March 31, 2022	(268,602)	(309,599)
Total stockholders' equity	1,131,793	1,124,399
Total liabilities and stockholders' equity	$2,798,882	$2,396,201

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2023	2022
Operating Activities
Net income	$(9,718)	$473,226
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	48,126	46,094
Amortization of intangible assets	43,963	26,246
Amortization of deferred financing costs	6,702	1,411
Impairment of goodwill and intangibles	374,355	—
Change in fair value of contingent consideration	(27,510)	955
Deferred income taxes	(43,177)	11,857
Gain on foreign exchange	(1,249)	—
Loss on disposal of property, plant, and equipment	1,719	796
Share-based compensation	28,119	27,407
Changes in assets and liabilities:
Net receivables	66,860	(50,631)
Net inventories	18,537	(172,741)
Accounts payable	(33,596)	(24,350)
Accrued compensation	(25,803)	14,370
Accrued income taxes	59,679	(3,968)
Federal excise, use, and other taxes	(3,311)	8,111
Pension and other postretirement benefits	1,988	(1,561)
Other assets and liabilities	(19,499)	(38,911)
Cash provided by operating activities	486,185	318,311
Investing Activities
Capital expenditures	(38,810)	(42,782)
Proceeds from note receivable	10,683	—
Acquisition of businesses, net of cash received	(761,589)	(545,467)
Proceeds from the disposition of property, plant, and equipment	47	411
Cash used for investing activities	(789,669)	(587,838)
Financing Activities
Borrowings on lines of credit	468,000	400,000
Payments made on lines of credit	(283,000)	(230,000)
Proceeds from issuance of long-term debt	350,000	—
Payments made on long-term debt	(145,000)	—
Payments made for debt issue costs and prepayment premiums	(17,209)	(1,061)
Proceeds from exercise of stock options	4,213	533
Payments made for contingent consideration	(706)	—
Purchase of treasury shares	—	(113,195)
Payment of employee taxes related to vested stock awards	(9,090)	(7,310)
Cash provided by (used for) financing activities	367,208	48,967
Effect of foreign currency exchange rate fluctuations on cash	(100)	(121)
Increase (decrease) in cash and cash equivalents	63,624	(220,681)
Cash and cash equivalents at beginning of year	22,584	243,265
Cash and cash equivalents at end of year	$86,208	$22,584